Exhibit 2.3


                                VOTING AGREEMENT

      THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of July __, 2004, by each of the persons whose names appear on the signature pages hereof (the "Stockholders" or individually, each a "Stockholder"), in favor of GVI Acquisition, LLC, a California limited liability company ("GVI LLC").

                               W I T N E S S E T H

      WHEREAS, GVI Security Solutions, Inc., a Delaware corporation ("GVIS"), Rapor Acquisition Corp., a Florida corporation and wholly-owned subsidiary of GVIS ("Purchaser Subsidiary"), and Rapor, Inc., a Florida corporation ("Rapor"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Purchaser Subsidiary will merge with and into Rapor (the "Merger"), and the Stockholders will be issued shares of the common stock, par value $.001 per share of GVIS (the "Shares"); and

      WHEREAS, pursuant to Section 6.15 of the Merger Agreement and as a condition to and in consideration for GVIS and Purchaser Subsidiary entering into the Merger, GVIS and Purchaser Subsidiary are requiring the Stockholders to execute and deliver to GVI LLC this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

      SECTION 1. LEGEND ON SHARES. Each certificate evidencing the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

      THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT DATED AS OF JULY __, 2004, AMONG GVI ACQUISITION, LLC, THE HOLDER OF RECORD OF THIS CERTIFICATE AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT AND UNTIL SUCH TERMS AND CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF GVI SECURITY SOLUTIONS, INC.

      SECTION 2. VOTING AGREEMENT. At each annual and special meeting of the stockholders of GVIS, and at any time at which stockholders of GVIS shall have the right to, or shall, vote for or consent to any matter submitted to a vote or action by written consent of the stockholders of GVIS, then, in each such event, each Stockholder shall vote all Shares now owned or hereafter acquired by such Stockholder (or controlled as to voting rights) by it, whether by purchase, exercise of rights, warrants or options, stock dividends or otherwise, in the same manner as GVI LLC votes the shares of GVIS common stock held by GVIS LLC.

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      SECTION 3. REMEDIES. In case any provision of this Agreement shall have been breached by any Stockholder, GVI LLC may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach; and/or an action for specific performance of any such covenant or agreement contained in this Agreement and/or a temporary or permanent injunction, in any case without showing any actual damage. The rights, powers and remedies of GVI LLC under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Any purported disposition of the Shares (a "Transfer") in violation of the provisions of this Agreement shall be void ab initio.

      SECTION 4. SUCCESSORS AND ASSIGNS; RESTRICTIONS ON TRANSFER. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of GVI LLC, each of the Stockholders and the respective successors or heirs and personal representatives and permitted assigns of GVI LLC and each of the Stockholders. This Agreement shall not be binding on any transferee of a Stockholder that is an unrelated third person and purchases the Shares held by such Stockholder in the public market through a broker. Each Stockholder further agrees that it shall not Transfer any Shares to any person not a party to this Agreement, other than in a public sale to an unrelated third party through a broker, unless such person contemporaneously with such Transfer executes and delivers to GVI LLC an agreement to be bound by the Stockholders' obligations hereunder, whereupon such person shall have the same obligations as the Stockholders under this Agreement.

      SECTION 5. DURATION OF AGREEMENT. The obligations of each Stockholder under this Agreement shall terminate one-year following the closing of the Merger.

      SECTION 6. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and all other prior and contemporaneous arrangements or understandings with respect thereto.

      SECTION 7. NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, duly sent by first class registered or certified airmail, postage prepaid to such party at the address set forth on the signature page hereof. All such notices, requests, consents and communications shall be deemed to have been given (a) in the case of personal delivery, on the date of such delivery, and (b) in the case of mailing, on the fifth day following the date of such mailing.

      SECTION 8. COUNTERPARTS; FACSIMILE. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed by any one or more parties hereto, by the delivery of signature pages, by facsimile, provided that each party agrees to provide the original of any such faxed documents at the request of any party.

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      SECTION 9. HEADINGS. The headings of the various sections of this
Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

      SECTION 10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.


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      IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement on the date first above written.


                                    GVI ACQUISITION, LLC


                                     By:     ______________________________
                                             Name:
                                             Title:

                                    Address: 3940 Laurel Canyon Blvd.
                                             Suite 327
                                             Studio City, California 91604


                                    STOCKHOLDERS:


                                    ___________________________________


                                    Address:

                                    ___________________________________


                                    Address:

                                    ___________________________________


                                   Address:

                                    ___________________________________


                                    Address:

                                    ___________________________________


                                    Address:


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